UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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PLANTRONICS, INC.
(Name of Registrant as Specified In Its Charter)

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Supplement to Proxy Statement

Plantronics, Inc.
345 Encinal Street
Santa Cruz, California 95060

SUPPLEMENT TO THE PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 28, 2019

Explanatory Note:

The purpose of this proxy statement supplement, dated June 3, 2019, ("Supplement") to the definitive proxy statement (the “Proxy Statement”) filed by Plantronics, Inc. (“Plantronics” or the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on May 17, 2019 is to correct a scrivener's error in the fiscal year 2019 All Other Compensation column of the Company's former Executive Vice President and Chief Financial Officer, Pam Strayer, and correct copy errors in the compensation rows reported for Ms. Strayer for fiscal years 2018 and 2017.

The correction to Ms. Strayer's fiscal year 2019 All Other Compensation amount results in a $10 increase over the amount originally reported. The correction does not result in an increase to the amount reported in the Total compensation column for fiscal year 2019.

The errors in the amounts reported for Ms. Strayer's fiscal years 2018 and 2017 compensation, are the result of copy errors in which all of the amounts reported for Mr. Burton for fiscal years 2018 and 2017 (other than the amount in the Bonus column of fiscal year 2018) were inadvertently copied into the comparable cells for Ms. Strayer. The changes result in decreases in the amounts reported in the Proxy Statement to conform to the amounts previously reported in the Company's 2018 definitive proxy statement.

For ease of reference, each of the corrected amounts are italicized in the table below.

Except as described in this supplement, the information provided in the Proxy Statement continues to apply. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current. The Proxy Statement contains important additional information. This supplement should be read in conjunction with the Proxy Statement.

The table included under the heading “FISCAL YEAR 2019 SUMMARY COMPENSATION TABLE” on page 58 of the Proxy Statement is amended to correct errors as follows:

Name and Principal Position	Fiscal Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Joe Burton	2019	$676,923	$—	$6,956,950	$—	$786,835	$103,536	$8,524,244
Director, President and CEO	2018	$588,462	$—	$3,745,928	$—	$280,740	$110,481	$4,725,611
	2017	$502,500	$—	$1,532,514	$1,161,543	$458,974	$83,870	$3,739,401
Charles Boynton (5)	2019	$29,846	$—	$—	$—	$—	$635	$30,481
Executive Vice President and CFO	2018	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Mary Huser (6)	2019	$390,769	$—	$1,378,138	$—	$245,493	$38,812	$2,053,212
Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary	2018	$360,000	$25,000	$571,745	$182,458	$84,222	$46,971	$1,270,396
	2017	$20,769	$—	$—	$—	$—	$6,551	$27,320
Jeff Loebbaka (7)	2019	$403,077	$—	$935,903	$—	$276,516	$67,908	$1,683,404
Executive Vice President, Global Sales	2018	$182,692	$—	$1,703,740	$—	$59,495	$28,396	$1,974,323
	2017	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Shantanu Sarkar	2019	$346,539	$—	$1,221,337	$—	$138,483	$36,976	$1,743,335
Executive Vice President, General Manager, Personal Systems Business	2018	$332,692	$—	$528,076	$—	$78,373	$79,397	$1,018,538
	2017	$315,000	$—	$450,750	$—	$180,375	$53,067	$999,192
Pam Strayer (8)	2019	$410,096	$—	$1,960,416	$—	$—	$1,143,900	$3,514,412
Former Executive Vice President and CFO	2018	$400,823	$25,000	$1,373,053	$—	$123,175	$70,242	$1,992,293
	2017	$386,900	$—	$551,460	$312,581	$279,148	$73,728	$1,603,817

(1)	The amount in the Salary column reflects the actual amount paid to each NEO during the 26 bi-weekly pay periods starting with the first full pay period in the fiscal year indicated.

(2)
The RSA, RSU and PSU award amounts reported in the Stock Awards column are the aggregate grant date fair value of stock-related awards in fiscal year 2019 computed in accordance with FASB ASC Topic 718. The grant date fair value of the PSU awards reflected in the Stock Awards column and the table below is computed based on the probable outcome of the performance conditions as of the grant date. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period of the award determined as of the grant date under FASB ASC Topic 718. Refer to Note 2 – Significant Accounting Policies, Stock-Based Compensation Expense and Note 12 – Stock Plans and Stock-Based Compensation to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended March 30, 2019, for the assumptions used to value the RSA, RSU and PSU awards. The amounts shown in the Stock Awards Column and the tables below exclude the impact of estimated forfeitures.

Name	Fiscal Year 2019 RSAs and RSUs	Fiscal Year 2019 PSUs
Joe Burton	$3,025,106	$3,931,844
Mary Huser	$599,962	$778,176
Jeff Loebbaka	$407,453	$528,450
Shantanu Sarkar	$702,557	$518,780
Pam Strayer	$853,462	$1,106,954

Assuming that the highest level of performance conditions is achieved, the aggregate fair value of the PSU awards at the grant date is as follows:

Name	Value of Fiscal Year 2019 PSUs Assuming Maximum Performance
Joe Burton	5,897,766
Mary Huser	1,167,264
Jeff Loebbaka	792,675
Shantanu Sarkar	778,170
Pam Strayer	1,660,431

(3) All amounts reported for fiscal years 2017 and 2018 were annual amounts earned under the Executive Incentive Plan in effect during each of those years and the amounts reported for fiscal year 2019 were annual amounts earned under the Incentive Compensation Plan ("ICP") for fiscal year 2019. Amounts for fiscal years 2017, 2018 and 2019 were paid on June 15, 2017, June 14, 2018 and June 13, 2019, respectively.

(4)
Amounts shown include our contributions or other allocations to defined contribution plans for benefits such as employer 401(k) contributions and 401(k) match payments (which for Messrs. Burton and Loebbaka and Mses. Huser and Strayer were $40,342, $45,201, $28,332, and $31,949, respectively). Amounts shown also include the incremental cost to us of dividends on unvested RSAs; air travel amenities, supplemental benefit programs available only to employees whose titles are executive vice president and above, including a comprehensive physical program; and auto allowances. For those Executives whose titles are executive vice president and above, we also reimburse certain legal and financial planning services, business club membership and personal liability insurance premiums, and the amounts shown include the incremental cost of these benefits. Also included in the amounts shown in fiscal year 2019 are incremental costs for attendance at our fiscal year 2019 worldwide sales event by the spouses of Messrs. Burton and Loebbaka. The amounts were calculated based on the actual incremental costs of travel to the event and estimates of the incremental costs or meals and participation in activities and hospitality connected with the event. In addition, in years prior to fiscal year 2019, the amounts shown also included comprehensive medical, dental and vision benefits generally available to all U.S. employees which we are not obligated to report under the rules and regulations of the SEC and which we will no longer report.

Dividends paid on unvested RSAs in fiscal year 2019 for Mr. Burton were $39,085, Ms. Strayer $8,223, Ms. Huser $2,200 and Mr. Sarkar $5,362.
(5) Mr. Boynton commenced employment on March 8, 2019. The amounts reported for fiscal year 2019 in the table above are the amounts actually earned by Mr. Boynton from his employment commencement date to the end of fiscal year 2019. Under the terms of Mr. Boynton’s offer letter, he will receive an initial annual base salary of $485,000 and will be eligible under the our ICP to receive an annual cash bonus award targeted at 80% of his annual base salary commencing with our 2020 fiscal year on April 1, 2019, subject to the attainment of Company and individual performance goals. In addition, the Committee granted Mr. Boynton an RSU award, effective as of April 15, 2019 (“Grant Date”) having a fair market value of $1,700,000. The RSU award will vest in three equal annual installments on the last calendar day of the month following each anniversary of the Grant Date subject to Mr. Boynton’s continued employment through each vesting date. The Committee also awarded Mr. Boynton a PSU award having a fair market value of $1,700,000 vesting in three annual installments. The actual number of shares ultimately awarded under the PSU will be based on criteria established by the Committee.
(6) Ms. Huser commenced employment with us on March 13, 2017. The amounts reported for fiscal year 2017 in the table above are the amounts actually earned by Ms. Huser from her employment commencement date to the end of fiscal year 2017 on April 1, 2017.

(7) Mr. Loebbaka commenced employment with us on October 9, 2017. The amounts reported for fiscal year 2018 in the table above are the amounts actually earned by Mr. Loebbaka from his employment commencement date to the end of the fiscal year 2018 on March 31, 2018.
(8) Ms. Strayer's role as Executive Vice President and CFO ceased on March 8, 2019. In connection with her departure, Ms. Strayer was entitled to severance benefits consistent with the executive severance policy put into effect in June 2018 previously discussed, in an amount equal to the following: (i) base salary of 18 months ($667,500); (ii) 100% of target bonus in effect for fiscal year 2019 ($356,000); (iii) if she elects, reimbursement for the amount of COBRA premiums for herself and her eligible dependents for up to 18 months ($2,543 per month for a maximum potential amount of $45,766); and (iv) 18 months of outplacement assistance for a maximum potential amount of $22,500).

In addition, on March 10, 2019, the Company entered into a consulting agreement with Ms. Strayer. Under the terms of the consulting agreement, Ms. Strayer will assist us and Mr. Boynton to transition her responsibilities through May 31, 2019. She will be paid $18,550 per month and during such period and her outstanding unvested equity awards will continue to vest. In addition, following completion of her consulting period on May 31, 2019, she will be entitled to vest 16,280 shares of our common stock.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

On May 17, 2019, Plantronics, Inc. filed the Proxy Statement and definitive form of proxy card with the SEC in connection with its solicitation of proxies from its stockholders. Stockholders are strongly encouraged to read the proxy statement, the accompanying proxy card and other documents filed by Plantronics, Inc. with the SEC carefully and in their entirety as they contain important information. Stockholders can obtain copies of the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge on the Investor Relations portion of our website at www.poly.com, or by writing to our Secretary at Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060.